Exhibit 10.1

Nabors Industries Ltd.

Crown House, Second Floor

4 Par-la-Ville Road

Hamilton, HM08

Bermuda

www.nabors.com

September 26, 2025

Miguel A. Rodriguez

By Email at Miguel.Rodriguez@nabors.com

Re: Offer of Appointment as Chief Financial Officer

Dear Miguel,

We are pleased to extend an offer for you to assume the role of Chief Financial Officer (CFO) of Nabors (the “Company”). This promotion reflects your exceptional leadership, financial expertise and significant contributions to the Company in your current role as Senior Vice President, Finance Operations.

As CFO, you will be responsible for overseeing all financial operations, including but not limited to financial planning, budgeting, forecasting, treasury, tax and compliance with applicable regulatory requirements. This position will be based in Houston, Texas, reporting directly to Anthony G. Petrello, Chairman, President and Chief Executive Officer (CEO). The effective date of your appointment is October 1, 2025.

Compensation and Incentives

We are committed to making your compensation reflect the value you bring to this critical role. Upon acceptance of this appointment, the compensation will be as follows:

Base Salary

Your new annual salary will be six hundred twenty-five thousand dollars ($625,000), paid bi-weekly in the amount of twenty-four thousand and thirty-eight dollars ($24,038), less applicable withholdings and authorized deductions.

2025 Bonus and Restricted Stock Award Calculations

Your 2025 bonus and restricted stock award opportunities will be calculated based on your pre-promotion base salary and targets.

Transition Bonus and Equity Awards

You will receive a cash bonus in the amount of $200,000, payable on your first paycheck following your appointment as CFO. In addition, you will be granted the following equity awards:

•	A restricted stock award valued at $200,000 on October 1, 2025, which will vest in equal annual installments over three years. The number of shares will be determined based on the closing stock price on October 1, 2025.

•	A restricted stock award valued at $500,000 on January 1, 2026, which will cliff-vest four years from the grant date. The number of shares will be determined based on the closing stock price on December 31, 2025.

Short-Term Incentive (STI)

Effective January 1, 2026, you will be eligible for an annual performance-based bonus ranging from 75% to 200% of your Base Salary, with a target of 100%, based on financial metrics set annually by the Company’s Compensation Committee.

Long-Term Incentives (LTI) Programs

Effective January 1, 2026, you will be eligible for the Company’s long-term incentive (LTI) program awards at the discretion of the Compensation Committee and the terms of the applicable plan documents and award agreements. Anticipated awards include:

•	Total Shareholder Return (TSR): A performance-based restricted stock award with a threshold of 25%, a target of 50% and a maximum of 100% of your base salary. Awards are earned based on the Company’s relative share performance compared to its peer group over a three-year period.

•	Performance Restricted Stock Units (PSUs): An award of PSUs with a threshold opportunity of 75%, a target of 150%, and a maximum of 300% of your base salary. Payouts are based on performance goals established annually by the Compensation Committee.

•	Long-Term Performance Stock Units (LTPSU): For your first year as CFO, you will receive an award opportunity of at least $150,000.

Deferred Compensation

•	Beginning in 2026, you will receive an annual deferred compensation award of $250,000.

Benefits and Perquisites

You will be eligible for the following benefits, in accordance with Company policies:

•	Executive Perquisites: Club membership allowance of $30,000 per year, and a mobile phone stipend.

•	Vacation: Up to 20 days of annual vacation, accrued in accordance with the Company’s Vacation Policy.

•	Group Insurance: Comprehensive medical, dental, and vision coverage under the Company’s group insurance plan.

•	401(k): Participation in the Company’s 401(k) retirement savings plan.

At Will Employment

This letter does not constitute a contract for a specified term. You will be an at-will employee, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause.

If you accept this appointment, please sign and return this letter to Jade Strong at jade.strong@nabors.com at your earliest convenience.

We are pleased to recognize your contributions and leadership through this promotion to Chief Financial Officer and look forward to your continued success.

Sincerely,

/s/ Anthony G. Petrello	/s/ Mark D. Andrews
Anthony G. Petrello Chairman, President & Chief Executive Officer Nabors Industries, Inc.	Mark D. Andrews Vice President & Corporate Secretary Nabors Industries Ltd.

Accepted and Agreed:

/s/ Miguel Angel Rodriguez	September 29, 2025
Signature	Date